Exhibit 10.6

CPM MEDICAL CONSULTANTS, LLC

STOCKING AND SUBDISTRIBUTION AGREEMENT

THIS STOCKING AND SUBDISTRIBUTION AGREEMENT, dated as of [_______________, 20____] (the “Agreement”), is entered into by and between CPM Medical Consultants, LLC, a Texas Limited Liability Company having its principal place of business at 1565 N. Central Expressway, Suite 200, Richardson, TX 75080 (“Distributor”), and [___________________________], a [______________] corporation having its principal place of business at _____________________________________ (“Subdistributor”, and together with Distributor, the “Parties,” and each, a “Party”).

RECITALS

WHEREAS, Distributor is in the business of marketing and selling the medical Products (as defined in Schedule 1 of this Agreement);

WHEREAS, Subdistributor is in the business of distributing medical products and wishes to distribute the Products within the Territory; and

WHEREAS, Distributor wishes to engage Subdistributor to provide supplemental Product distribution on a non-exclusive basis in the Territory, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Appointment

Appointment. Distributor hereby appoints Subdistributor, and Subdistributor accepts such appointment, to act as the non-exclusive subdistributor to Distributor of the Products in the Territory during the Term, solely in accordance with the terms and conditions of this Agreement.

Excluded Customers. Notwithstanding 0, Distributor does not appoint Subdistributor as its subdistributor of the Products for the Excluded Customers. Except as otherwise directed by Distributor, Subdistributor shall not engage in Product subdistribution activities or otherwise solicit orders from Excluded Customers and shall promptly refer to the Distributor any sales leads it receives or becomes aware of relating to an Excluded Customer.

Status as Independent Contractor.

Subdistributor is an independent contractor under this Agreement. Nothing in this Agreement creates any agency, joint venture, partnership, or other form of joint enterprise, employment, or fiduciary relationship between the Parties or an employee/employer relationship. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any Customer or other third party.

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The operations of Subdistributor are subject to the sole control of Subdistributor. Subdistributor is solely responsible for its Personnel and there are no joint employment relationships with Distributor regarding such Personnel by virtue of this Agreement. Without limitation of the foregoing, Subdistributor is solely responsible for, at its own expense: (i) providing such office space and facilities, and such Personnel (and their training) as may be necessary to carry out its obligations under this Agreement; (ii) compensating all Subdistributor Personnel for any services rendered in connection with the performance of its obligations under this Agreement; (iii) covering all Personnel under any applicable social benefit laws (including workers’ compensation and applicable state disability insurance) and obtaining any other customary insurance pertaining to Subdistributor’s operations and Personnel; and (iv) making any and all payroll deductions and contributions that may be required by Law or otherwise with respect to the Personnel. Subdistributor shall be solely responsible for any and all costs or expenses that it may incur in the performance of its obligations under this Agreement.

Reserved.

Subdistributor Obligations

Subdistribution.

Subdistributor shall perform the following during the Term:

Subdistributor. Subdistributor shall market, promote, and solicit orders for the Products as a subdistributor to Distributor to prospective and existing Customers (excluding the Excluded Customers) consistent with good business practice and the highest professional standards in the industry, in each case using its best efforts to maximize Product sales volume in the Territory in a manner consistent with Distributor’s Product marketing strategies and in a manner that reflects favorably at all times on the Products and the good name, goodwill, and reputation of Distributor and its Suppliers;

Code of Conduct.  Subdistributor shall comply with the Distributor’s Code of Conduct, a copy of which shall be provided to Subdistributor by Distributor from time to time.  Subdistributor shall ensure that its Personnel receive a copy of such Code of Conduct and shall provide Distributor signed acknowledgments by such Personnel reflecting the agreement on behalf of the Subdistributor and its Personnel to comply with the standards contained in such Distributor’s Code of Conduct. Subdistributor acknowledges that strict compliance with Distributor’s Code of Conduct is a condition to Subdistributor’s continued appointment as a subdistributor.  Failure or refusal by Subdistributor and/or its Personnel to strictly comply with such Code of Conduct shall be deemed a material breach of this Agreement;

Customer Support and Training.  Subdistributor shall have sufficient knowledge of the industry and products competitive with such Products so as to be able to explain to the Customers the differences between the Products and competing products, to be able to assist the Customer during normal business hours with general support; and train Customers, including surgeons and hospital staff members, on the proper  use of the Products;

Orders from Outside the Territory.  Subdistributor shall promptly refer to Distributor all inquiries and orders received by Subdistributor from customers located outside the Territory;

Place of Business.  Subdistributor shall maintain in the Territory a suitable place of business and adequate facilities to enable it to perform its obligations under this Agreement;

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Compliance with Distributor Policies.  Subdistributor shall observe all reasonable directions and instructions given to it by Distributor or otherwise made available by Distributor’s Suppliers in relation to the marketing, and promotion of the Products, including, without limitation, adhering to the respective policies of Distributor and its Suppliers applicable to Product distribution;;

Delivery and Storage of Products and Loaned Instruments.  In the event Distributor delivers Loaned Instruments and Products to Subdistributor, Subdistributor, to the extent that it maintains possession of the Loaned Instruments and Products, shall store such Loaned Instruments and Products at Subdistributor’s warehouse or other facility (the “Facility”), or at such other storage location away from the Facility, such as a hospital, as the Parties may mutually agree.  Subdistributor shall segregate the Loaned Instruments and Products from its other products and inventory and shall clearly identify the Loaned Instruments and Products as property on loan to Distributor through the use of signs, labels or other markings identifying the Loaned Instruments and Products as the property of the Distributor as applicable.  Subdistributor shall assume responsibility for any loss, damage, wear, or contamination of the Loaned Instruments and Products following receipt by Subdistributor.  Immediately upon any termination or expiration of this Agreement, Subdistributor shall return to Distributor all Loaned Instruments and Products.  In the event (i) Subdistributor does not immediately return all such Loaned Instruments and Products, or (ii) Distributor, in its discretion, determines that the Loaned Instruments and Products that are returned are not in a useable condition, Subdistributor shall, at Distributor’s election, within 30 days of any such termination or expiration, either pay to Distributor an amount equal to the Instrument and Products price, as applicable, at an amount equal to the then-current wholesale transfer price or Distributor shall deduct such amount from any amounts otherwise due and payable to Subdistributor (if any).  Further, any Products or Loaned Instruments that are returned (1) damaged, (2) with an expired shelf life or sterile expiration date, or (3) with a breach of package integrity, will not be credited upon returned and the replacement cost equal to then-current wholesale transfer price shall be due and payable from the Subdistributor or will be deducted from any amounts otherwise due and payable to Subdistributor (if any).

Subdistributor’s Role.  Subdistributor shall in any and all contact between Subdistributor and any prospective or existing Customer, identify Subdistributor’s role as a representative of Distributor relative to distribution of the Product;

Product Complaints.  Subdistributor shall promptly notify Distributor of (but in no event later than 24 hours after receipt), and provide, upon Distributor’s request, reasonable assistance to address and investigate, any complaint or adverse claim about any Product or its use of which Subdistributor becomes aware;

Recall Assistance.  Subdistributor shall assist the Distributor and its Suppliers in effectuating any recall of the Products;

Excluded Party Notification.  Subdistributor shall promptly notify Distributor, to the extent legally permissible to do so, if it or any of its Personnel become an Excluded Party or are otherwise aware of any proceedings that are being brought that may render Subdistributor or any of its Personnel an Excluded Party;

Conflicts of Interest.  Subdistributor shall report any actual or potential conflicts of interest to Distributor related to current or prospective future Customers relative to the Products and/or Subdistributor’s obligations under this Agreement;

Periodic Reviews.  Subdistributor shall meet with Distributor on an as requested  basis at such times as mutually agreed by the Parties to review matters pertaining to this Agreement as applicable;

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Product Delivery and Operating Room Support.  Subdistributor shall be solely responsible for (i) scheduling the delivery of Products that it is distributing to ensure such Products are available in advance of and in time for the applicable surgical or clinical procedure; and (ii) providing case coverage and arranging for qualified and credentialed Subdistributor Personnel to be available and present in the operating room suite to provide the Products and applicable instrumentation associated with the Products and related Product technical support;

Litigation Support.  Subdistributor shall render reasonable assistance to the Distributor and its Suppliers in the defense of any and all product liability claims;

Product Specialists.  Subdistributor shall employ at least one Product specialist with the responsibility to guide and assist Subdistributor’s organization maximize sales of the Products.  Upon Distributor’s request, Subdistributor shall make this Product specialist available to Distributor for training and consultation;

Product Return.  Subdistributor shall obtain prior written consent from Distributor before returning any Product to Supplier;

Records and Audit.  Subdistributor shall maintain records of its purchasing activities (including copies of the charge sheet and/or comparable proof of delivery with appropriate attached patient identifications sticker) and shall provide a copy of such records or otherwise make such records available to Distributor at Distributor’s request and election.  Subdistributor shall also submit to Distributor, on a quarterly basis, a report containing detailed information, by Product, on Subdistributor’s customers, sales, and subdistribution activities in the preceding quarter, as well as a forecast of its approximate requirements for the Products for the subsequent four quarters.  Distributor shall have the right to audit and inspect Subdistributor’s Product inventory and the records maintained by Subdistributor at any time and from time to time upon reasonable advance notice.  Subdistributor agrees to fully cooperate with and assist Distributor in such inspections and audits; and

Inventory Control.  Subdistributor shall to the extent the Product was a consigned item, provide assistance to the hospital or clinic, as applicable, with the inventory assessment and, if necessary, inventory restocking in regards to the Product.

Except as explicitly authorized in this Agreement or in a separate written agreement with Distributor, Subdistributor shall not offer to service, repair, modify, alter, replace, or otherwise change the Products.

Credentialing and Training.

To ensure Subdistributor is meeting the highest standards required by Distributor and its Suppliers, Subdistributor shall, during the Term of the Agreement, ensure its Personnel participate in any training programs that Distributor and/or the Supplier may provide from time to time relative to the Products.  In addition, the Subdistributor shall be solely responsible for ensuring that its Personnel cooperate with any Customer vendor credentialing requirements which may include, without limitation, Personnel drug screening and criminal background checks.

Prohibited Acts.

Notwithstanding anything to the contrary in this Agreement, neither Subdistributor nor its Personnel shall directly or indirectly:

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make any representations, warranties, guarantees, indemnities, similar claims, or other commitments: (i) actually, apparently, or on behalf of Distributor or (ii) to any Customer with respect to the Products, which representations, warranties, guarantees, indemnities, similar claims, or other commitments are additional to or inconsistent with any then-existing representations, warranties, guarantees, indemnities, similar claims, or other commitments in this Agreement or any written documentation provided by Distributor to Customer;

engage in any unfair, anti-competitive, misleading, or deceptive practices respecting the Products, including any product disparagement;

modify Products or Product packaging in any way, or supply instrumentation to surgeons for use with the Products without the prior written consent of the Distributor, other than instrumentation supplied by the Distributor;

offer or pay anything of value or other remuneration to any person who may be in a position to procure, influence or otherwise arrange for the ordering or purchasing of the Products;

generate any invoices on behalf of the Distributor for Products sold;

engage in any direct contact with beneficiaries of any Federal or state health care programs relative to the Products and Subdistributor’s obligations under this Agreement; and

utilize any healthcare professionals or persons in a similar position to exert undue influence on Customers, prospective customers, or patients relative to the purchase or utilization of the Products and Subdistributor’s obligations under this Agreement.

Notwithstanding any language to the contrary, Subdistributor understands and agrees that any breach of this Section 3.4 shall be deemed a material breach of this Agreement and, in addition to any other rights and remedies available to Distributor in law or equity, Subdistributor shall forfeit any amounts that are due or payable under this Agreement.

Distributor Obligations

Distributor Obligations. During the Term, Distributor shall:

Shipment of Products and Instruments.  Subject to Product availability and the terms and conditions of this Agreement, Distributor shall use reasonable efforts to fill Subdistributor’s orders for Products and Instruments, which are accepted by Distributor.  It is understood by the Parties that expected delivery times will vary according to manufacturing and other conditions and that all delivery dates are estimates.

Information and Support.  Distributor shall provide any information and support reasonably requested by Subdistributor regarding the marketing, promotion, solicitation of orders, and distribution of Products under this Agreement;

Program Participation.  Distributor shall allow Subdistributor to participate in any marketing, promotion, sales and distribution programs that Distributor may make generally available to its authorized sales representatives and/or authorized subdistributors of Products, provided that Distributor shall have the right to alter or eliminate any such program at any time;

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Promotional Material Review.  Distributor shall approve or reject, in its reasonable discretion, any promotional information or material submitted by Subdistributor for Distributor’s approval within 30 days of receipt;

Product Promotional Information.  Distributor shall provide reasonable quantities usually made available by Distributor to its sales representatives and distributors of current English-language Product promotional information and material for use by Subdistributor in accordance with this Agreement to the extent such information and material is made available to Distributor by its Suppliers;

Samples.  Distributor shall provide to Subdistributor samples and prototypes that are not intended for resale to the extent such are made available by its Suppliers and at the same cost (if any) assessed by its Suppliers. Subdistributor shall promptly return all samples and prototypes to Distributor on the expiration or earlier termination of this Agreement as provided for in 0. Distributor retains all rights, title, and interest in and to all samples and prototypes before, during, and after the Term; and

Loaned Instruments.  Within a reasonable amount of time following the execution of this Agreement, Distributor will loan up to 2 sets of Instruments to the Subdistributor. Thereafter, Distributor may, at its discretion, loan additional sets of Instruments to Subdistributor from time to time pursuant to this provision.  Any Instruments loaned to Subdistributor pursuant to this provision are referred to as “Loaned Instruments”. Subdistributor shall be permitted, in turn, to loan the Loaned Instruments to Customers that have purchased Products for use in connection with the Products; however, such Loaned Instruments will remain the property of Distributor and may be retrieved and retaken by Distributor at any time.

Orders for Products and Instruments

Purchase Orders.

Subdistributor shall submit to Distributor written purchase orders  for the Products and Instruments it elects to purchase and distribute pursuant to this Agreement,  which orders shall include: (i) a list of the Products and Instruments ordered, (ii) the quantities of such Products and Instruments, and (iii) precise instructions for packaging, invoicing and shipping.

Consigned Inventory.  Subdistributor may elect to order Product and Instrument stocking inventory on a consigned basis.  Such orders for consigned inventory shall be subject to acceptance by Distributor and shall remain the property of Distributor until such time as the consigned inventory has been purchased.

Shipment Terms.

Subject to receipt and acceptance by Distributor of an order for purchase or consignment, unless otherwise agreed in writing, shipments, whether for purchased or  consigned Product, shall be F.O.B. Distributor’s facility in Richardson, TX.  Distributor shall not be obligated to make direct shipments to Subdistributor’s customers, unless otherwise agreed by the Parties.  Distributor’s obligation to effect shipment of the Products and Instruments shall be fully discharged and all title (for purchased items) and risk of loss or damage (for all items) shall pass to Subdistributor when the Products and the Instruments are delivered to a carrier for shipment to Subdistributor.  In addition, Subdistributor shall pay all charges, including, without limitation, all transportation charges and insurance premiums associated with the shipment and purchasing of the Products.

Modification or Cancellation of Orders.

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No accepted order shall be cancelled or modified except upon the written agreement of both Parties.  Subdistributor’s orders or mutually agreed change orders shall be subject to all of the terms and conditions of this Agreement, whether or not the order or change order so states.  In the event Subdistributor cancels an order after such order has been accepted by Distributor, Subdistributor shall reimburse Distributor for all costs incurred as a result of such order.

Product and Policy Changes.

Distributor reserves the right from time to time and in its discretion, without incurring any liability to Subdistributor: (i) to discontinue or limit its distribution of any Product; (ii) to allocate or to terminate or limit deliveries of any Product; (iii) to alter the design or construction of any Product or Instrument; (iv) to add new and additional Products; and (v) upon reasonable notice to Subdistributor, change its sales and purchasing policies to the extent that such changes are not inconsistent with the terms of this Agreement.

No Shipment Obligation.

Distributor shall not be obligated to make any shipment if such shipment could, at the time thereof, constitute a violation of any laws, regulations or policies.

Acceptance of Products and Instruments.

Subdistributor shall conduct any incoming inspections or acceptance tests as soon as possible upon arrival of the Products or Instruments at the shipping address, but in no event later than ten (10) days from the date of receipt.  Any Products or Instruments not rejected by Subdistributor by written notice to Distributor within such period shall be deemed accepted.  Subdistributor shall promptly report to Distributor any shortage, damage, or discrepancy in or to a shipment of Products or Instruments discovered by Subdistributor during such ten (10) day acceptance period and furnish written evidence or other documentation that Distributor deems appropriate.  If the substantiating evidence delivered by Subdistributor demonstrates to Distributor’s satisfaction that such shortage, damage or discrepancy existed at the time of delivery of the Products or Instruments to the carrier, Distributor shall, at its discretion, promptly deliver additional or substitute Products or Instruments to Subdistributor at Distributor’s expense or issue a credit to Subdistributor.

Product Return.

Except as provided in this Section, Subdistributor may not return any Product to Distributor for any reason without Distributor’s prior written consent.  Further, the following shall apply:  (a) Sterile merchandise, which has been opened, has a breach of the package integrity, or has otherwise been damaged, will not be credited upon return; (b) special order or custom items will not be credited upon return; (c) obsolete merchandise not listed in Distributor’s then-current Product catalogs cannot be returned; and (d) items with an expired shelf life or sterile expiration date cannot be returned.

Price and Payment

Price.  Subdistributor shall pay for the Products and the Instruments purchased under this Agreement at the prices set forth on Distributor’s then current price list.  All prices include packing in accordance with Distributor’s standard practices in effect at the time of shipment.  Special packing or handling shall be at

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the sole expense of Subdistributor.

Price Changes.  Pricing for all Products shall remain in effect during the term of this Agreement unless mutually agreed upon in writing by both Distributor and Subdistributor.  In the event that Distributor reduces the price of the Products or the Instruments ordered by Subdistributor, Distributor may, in its sole discretion and upon Subdistributor’s written request within thirty (30) days of each shipment, issue a credit to Subdistributor in the amount of the price reduction applicable to that shipment.

Payment.  Subdistributor shall pay for the Products and the Instruments within thirty (30) days of receipt of invoice for said Products or Instruments.

Taxes.  Subdistributor is responsible for and shall pay or reimburse Distributor for all taxes (except Distributor’s net income taxes), duties, assessments and other governmental charges, however designated, associated with the purchase and purchasing of Products and the performance of this Agreement.

Warranties

Subdistributor Warranties.  Subdistributor represents and warrants to Distributor that: (a) it is a duly organized, validly existing, and in good standing in the jurisdiction of its formation; (b) it is qualified and licensed to do business and in good standing in every jurisdiction where such qualification and licensing is required for purposes of this Agreement; (c) it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted under this Agreement and to perform its obligations under this Agreement; (d) the execution of this Agreement by its Representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of Subdistributor; (e) neither Subdistributor nor its Personnel are an Excluded Party; (f) when executed and delivered by each of Distributor and Subdistributor, this Agreement will constitute the legal, valid, and binding obligation of Subdistributor, enforceable against Subdistributor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity); (g) Subdistributor shall conduct its activities and perform its obligations under this Agreement in accordance and consistent with (i) all applicable federal and state laws, rules and regulations (including, without limitation, the laws of the Territory, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the federal Stark Law (42 U.S.C. §1395nn), the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), or any other similar federal or state statute of any applicable regulations promulgated thereunder) and establish and implement any control procedures required to comply with such laws, rules or regulations, and bear all of its costs and expenses in connection therewith; and (ii) the Distributor’s then-current policies and rules, as may be amended from time to time.

No Inconsistent Warranties.  Subdistributor shall not make any claims or representations concerning the Products that are inconsistent with those made by Distributor or its Suppliers.

Supplier Warranties.  The warranties made by Supplier with respect to each Product are solely those that are contained in the product insert accompanying such Product.  No other affirmation of fact or promise made by Distributor or its Suppliers, whether or not in this Agreement, by words

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or action shall constitute a warranty.  The foregoing warranty does not extend to any Product that is modified or altered, or treated with abuse, negligence or other improper treatment.

Standard Limited Warranty. Distributor shall pass on to Subdistributor so that it may pass on to the customers the Supplier's standard limited warranty for Products, including limitations set for in subsection (b) Limitation of Liability and Warranty below. Except for the stated warranty set forth on, or included with, the Products as delivered to the Subdistributor and /or its customers, the warranty and remedy set forth in this 0 are exclusive and all other warranties, guarantees or representations, express or implied, by Distributor’s Suppliers with respect to the applicable Products, including, without limitation, warranties of merchantability and fitness for particular purpose, and any other obligation or liability of Distributor and its Suppliers to Subdistributor or to any third party with respect to the Products, are hereby excluded. This warranty is contingent upon proper use of a Product in the application for which such Product was intended and does not cover Products that were modified without Distributor or its Supplier’s prior written approval, that have expired or that were subjected to physical, chemical or electrical stress that the products were not originally designed for.

Limitation of Liability and Warranty. Distributor and its Suppliers’ liability arising out of this agreement and/or sale of the products shall be limited as follows: in no event shall Distributor and its Suppliers be liable for costs of the procurement of substitute goods by anyone. In no event shall Distributor and its Suppliers be liable to Subdistributor or any other entity for any special, consequential, incidental, or indirect damages, however caused, on any theory of liability or breach of warranty, whether or not Distributor and its Suppliers have been advised on the possibility. Except for the express limited warranty set forth in previous subsection (a) Standard Limited Warranty above, Distributor and its Suppliers grant no implied warranties for the Products, either in fact or by operation of law, by statute, or otherwise.

Warranty Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED HEREIN, DISTRIBUTOR AND ITS SUPPLIERS MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS SOLD, CONSIGNED OR LOANED OR OTHERWISE DISTRIBUTED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

IP Rights

Ownership.  Subdistributor acknowledges and agrees that Distributor’s IP Rights are the sole and exclusive property of Distributor and its licensors (if applicable) and that Subdistributor shall not acquire any ownership interest in any such Distributor IP Rights and use of such Distributor IP Rights permitted under this Agreement are for the sole purpose of Subdistributor performing its obligations under this Agreement.  Any goodwill derived from the use by Subdistributor of Distributor’s IP Rights shall inure to the benefit of Distributor or its licensors (as the case may be).

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Distributor’s Trademark License Grant.  Subject to the terms and conditions of this Agreement, Distributor hereby grants to Subdistributor a non-exclusive, non-transferable, and non-sublicensable license to use Distributor’s Trademarks in the Territory during the Term solely in connection with the distribution of the Products. Subdistributor will promptly discontinue the display or use of any Trademark or change the manner in which a Trademark is displayed or used with regard to the Products when requested by Distributor.

Marketing and Resale Right Only.  Subdistributor is authorized to market the Products only in the form and packaging as authorized by Distributor to Subdistributor and in accordance with the Supplier guidelines relative to such Product marketing. Other than the express licenses granted by this Agreement, Distributor grants no right or license to Subdistributor by implication, estoppel, or otherwise to the Products or any of Distributor’s IP Rights.

Prohibited IP Acts.  Subdistributor shall not, and shall not cause or encourage Customers to: (a) take any action that may interfere with any of Distributor’s IP Rights; (b) make any claim or take any action adverse to Distributor’s ownership of Distributor’s IP Rights; (c) register or apply for registrations, anywhere in the world, for Distributor’s Trademarks or any other Trademark that is similar to Distributor’s Trademarks or that incorporates Distributor’s Trademarks; (d) use any mark, anywhere, that is confusingly similar to Distributor’s Trademarks; (e)  engage in any action that tends to disparage, dilute the value of, or reflect negatively on the products purchased under this Agreement (including Products) or any Distributor Trademark; (f)  misappropriate any of Distributor’s Trademarks for use as a domain name without prior written consent from Distributor; and (g) alter, obscure or remove any of Distributor’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Products), marketing materials, or other materials that Distributor may provide.

No Continuing Rights.  On termination of this Agreement, Subdistributor will immediately cease all display, advertising, promotion, and use of all of Distributor’s Trademark.

Term; Termination

Term. The term of this Agreement commences on the Effective Date and, unless earlier terminated pursuant to 0 or 0, shall continue in effect for an initial Term of one (1) year; thereafter, the Agreement shall renew for additional one (1) year periods until it is terminated by either Party by providing at least 30 days advance written notice to the other Party (the “Term”).

Distributor’s Right to Terminate. Distributor may terminate this Agreement by providing written notice to Subdistributor:

at any time for its convenience upon thirty (30) days prior written notice;

if Subdistributor materially breaches any provision of this Agreement and fails to render a cure within fifteen days of receipt of written notice of breach;

immediately in the event Subdistributor breaches Section 2.4 (Prohibited Acts) of this Agreement;

if Subdistributor becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors or applies for, or consents to, the appointment of a trustee,

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receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due; or

if Subdistributor sells, transfers or disposes of all or substantially all of its assets, or merges or consolidates with any other entity.

Subdistributor’s Right to Terminate. Subdistributor may terminate this Agreement upon written notice to Distributor: (a) if Distributor materially breaches any provision of this Agreement and fails to render cure within the cure period; or  (b) if Distributor becomes insolvent or files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency Law, makes or seeks to make a general assignment for the benefit of its creditors, or applies for, or consents to, the appointment of a trustee, receiver, or custodian for a substantial part of its property, or is generally unable to pay its debts as they become due.

Effect of Expiration or Termination.

Expiration or termination of the Term will not affect any rights or obligations that (i) are to survive the expiration or earlier termination of this Agreement pursuant to 0 and (ii) were incurred by the Parties prior to such expiration or earlier termination.

Upon the expiration or earlier termination of this Agreement, and subject to Distributor elections set forth in subsection (c) below, Subdistributor shall promptly: (i) cease to represent itself as Distributor’s authorized subdistributor with respect to the Products, and shall otherwise desist from all conduct or representations that might lead the public to believe that Subdistributor is authorized by Distributor to market, distribute or solicit sales of the Products; (ii) make arrangements with Distributor relative to the handling and return of any consigned Products or Instruments; (iii) return to Distributor all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Distributor’s Confidential Information; (iv) to the extent legally permissible to do so, permanently erase all of Distributor’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems (provided, however, Subdistributor shall destroy any such copies upon the normal expiration of its backup files); and (v) certify in writing to Distributor that it has complied with the requirements of this 0.  In the event (i) Subdistributor does not immediately return all such consigned Products and Instruments, or (ii) Distributor, in its discretion, determines that the consigned Products and Instruments that are returned are not in a useable condition, Subdistributor shall, at Distributor’s election, within 30 days of any such termination or expiration, either pay to Distributor an amount equal to the Products and Instrument price, as applicable, at an amount equal to the then-current wholesale transfer price or Distributor shall deduct such amount from any amounts otherwise due and payable to Subdistributor (if any).  Further, any consigned Products or Instruments that are returned (1) damaged, (2) with an expired shelf life or sterile expiration date, or (3) with a breach of package integrity, will not be credited upon return and the replacement cost equal to then-current wholesale transfer price shall be due and payable from the Subdistributor or will be deducted from any amounts otherwise due and payable to Subdistributor (if any).

Subject to all of the terms and conditions of this Agreement, upon any termination or expiration of this Agreement for any reason whatsoever, Subdistributor shall retain the non-exclusive right to distribute the remaining Products that it purchased and remain in its inventory on the date of termination for 12 months (and all of the terms and conditions of this Agreement shall continue to apply during such 12 month period), unless Distributor exercises the option in the following sentence.  Distributor shall have the option at any time after expiration or termination of this Agreement to immediately terminate Subdistributor’s rights to distribute its purchased inventory by repurchasing Subdistributor’s purchased inventory of Products at the

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price Subdistributor paid for that inventory and payment of Distributor’s then-current restocking fees applicable to such Products.  Notwithstanding the foregoing, in no event shall Distributor have any obligation to repurchase Subdistributor’s purchased inventory.

Confidentiality

Scope of Confidential Information.   From time to time during the Term, Distributor may disclose or make available to Subdistributor information about its business affairs, goods and services, pricing, forecasts, customers, confidential information, and materials comprising or relating to IP Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information, as well as the terms of this Agreement (collectively, “Confidential Information”). Confidential Information does not include information that, at the time of disclosure:

is or becomes generally available to the public other than as a result of any direct or indirect breach of this 0 by Subdistributor or any of its Representatives;

is or becomes available to Subdistributor on a non-confidential basis from a third party, provided that such third party is not under a duty of confidentiality to Distributor;

was known by or in the possession of Subdistributor or its Representatives prior to being disclosed by or on behalf of Distributor;

was or is independently developed by Subdistributor without reference to or use of any of Distributor’s Confidential Information; or

is required to be disclosed pursuant to applicable Law.

Protection of Confidential Information.  During the Term of this Agreement and thereafter, Subdistributor shall:

protect and safeguard the confidentiality of Distributor’s Confidential Information with at least the same degree of care as Subdistributor would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

not use Distributor’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

not disclose any such Confidential Information to any Person, except to Subdistributor’s Representatives who need to know the Confidential Information to assist Subdistributor, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

Subdistributor shall be responsible for any breach of this 0 caused by any of its Representatives.

Regulatory Matters

    Medical Device Reporting Requirements.  Subdistributor shall provide such assistance and information as Distributor and/or its Suppliers reasonably request to comply with the Medical Device Reporting requirements set forth in 21 C.F.R. Part 803, as may be amended from time to time (the “MDR”), for the Products.  Without limiting the generality of the foregoing, Subdistributor shall:  (1) immediately

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transmit to Distributor all oral or written complaints regarding the Products that are received by Subdistributor; (2) keep and maintain a record of all customer complaints received by Subdistributor relating to the Products that are required to be maintained by Subdistributor pursuant to 21 C.F.R. § 803.18; (3) notify Distributor upon receipt of any information that indicates material safety concern with respect to the Products; and (4) otherwise cooperatively undertake investigations, provide information and analysis, and conduct such follow-up activities as reasonably requested by Distributor and its Suppliers.  It is the sole responsibility of Distributor and/or its Suppliers to file Medical Device Reports, Vigilance Reports and other similar reports to any legal authority with respect to the Products in order to comply with the applicable laws and regulations of the Territory.  Notwithstanding the foregoing, in the event that Subdistributor is required by any applicable law or regulation to report medical device incidents, nothing in this Agreement shall prevent Subdistributor from doing so; provided, however, that Subdistributor shall immediately provide Distributor with prior notice of such reporting (to the extent legally permissible) and provide Distributor with copies of any such filings or reports (to the extent legally permissible).

  Compliance with U.S. Food and Drug Administration Recall Policy.  In order to assure compliance with FDA Recall policies, the Subdistributor will provide Distributor with a record of each surgery in which Distributor’s Suppliers’ respective Products sold to Subdistributor have been implanted.  Distributor and Subdistributor will fully comply with all requirements of HIPAA including safeguarding the names and medical records of patients.  The information required to be reported to Distributor by Subdistributor will be the Hospital Proof of Delivery form or a Charge Sheet from the Subdistributor which must include the date of surgery, the name of the hospital in which the surgery was performed, the name of the surgeon performing the surgery and a list of products implanted by unit catalog number, lot number and sterility expiration date.  The first name and first initial of the patient’s last name will also be included, but the full name of the patient will be retained by Subdistributor and immediately reported to Distributor in the event of an actual recall of the implanted products.  Failure of the Subdistributor to  provide this information may cause Distributor to delay shipment of replacement / restock products to Subdistributor until such information has been provided.

  Governmental Inspections and Inquiries. Subdistributor shall promptly, and in any event within three (3) business days after the date of receipt of notice, notify Distributor in writing of, and shall provide Distributor with copies of, any correspondence and other documentation received or prepared by the Subdistributor in connection with any of the following events to the extent necessary to meet the requirements of any Governmental or Regulatory Authority:

Receipt of a regulatory letter (such as a Warning Letter or untitled letter), warning, recall notice, notice of inspection or similar communication from any Governmental or Regulatory Authority in connection with the storage, marketing, advertisement, sale and/or purchasing of the Product(s); and

Any Governmental or Regulatory Authority’s comments relating to the Product(s) that may require a response or action by Distributor.

Without limiting the generality of the foregoing, in the event that the Subdistributor or any of its Representatives receive a letter or comments from any such Governmental or Regulatory Authority in connection with any of the Product(s) that requires a response or action by Distributor and/or its Suppliers, the Subdistributor shall promptly provide to Distributor any data or information required in preparing such response that relates to storage, marketing, advertising, sale or purchasing of the Product(s), and the Subdistributor will cooperate fully with Distributor in preparing such response.

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In the event any facility that is used by the Subdistributor or any of its Representatives to store, market advertise, distribute or sell any of the Product(s) is inspected by representatives of any Governmental or Regulatory Authority, the Subdistributor shall notify the Distributor promptly upon learning of such inspection and shall supply Distributor with copies of any correspondence that relates to such inspection. Distributor may, at its election, send representatives to such facility and may participate in any portion of such inspection that relates to any of the Product(s). The Subdistributor shall (to the extent legally permissible) furnish to Distributor copies of all material information supplied to, or supplied by, such Governmental or Regulatory Authority, including observations and responses with five (5) business days after the delivery of such information by the Governmental or Regulatory Authority.

The Distributor shall, at its discretion and to the extent legally permissible, provide Subdistributor with a copy of any response related to such visit or inspection for Subdistributor’s  review and comment prior to submission of the response. The Distributor, at its discretion and to the extent legally permissible, shall provide Subdistributor with a copy of the final response promptly after it is submitted to the Governmental of Regulatory Authority.

In the event any Governmental Authority detains or seizes any of the Product(s) from the Subdistributor or any of its Representatives, the Subdistributor shall, to the extent legally permissible, promptly send retained samples of each applicable Product and duplicate reports relating to such seizure to Distributor.

  Complaints.  Subdistributor shall cooperate fully with Distributor and its Suppliers in dealing with any complaints concerning the Products.

  Tracking.  Subdistributor shall track the Products in accordance with all applicable laws and regulations.

  Removals and Corrections (Recalls).  Subdistributor shall provide such assistance and information as Distributor reasonably requests in the event that Distributor and/or its Suppliers determine that a removal, correction, recall or other field action involving the Products is warranted.  Without limiting the generality of the foregoing, Subdistributor shall retain, for a period of five years (or such other period as required by applicable law) after termination of this Agreement, records of all Product sales and customers sufficient to adequately administer a recall or similar action involving the Products.

Indemnification

Indemnification. Subject to the terms and conditions set forth in 0, Subdistributor shall indemnify, hold harmless, and defend Distributor and its officers, directors, employees, agents, affiliates, successors, and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorney fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), relating to, arising out of or resulting from any Claim alleging: (a) breach of this Agreement by Subdistributor or its Personnel; (b) any grossly negligent, negligent, fraudulent, or more culpable act or omission of Subdistributor or its Personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement; (c) or any bodily

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injury, death of any Person or damage to real or tangible personal property caused by the willful or grossly negligent acts or omissions of Subdistributor or its Personnel.

Exceptions and Limitations on General Indemnification. Notwithstanding anything to the contrary in this Agreement, Subdistributor is not obligated to indemnify, hold harmless or defend Indemnified Party against any third party Claim to the extent such third party Claim or corresponding Losses arise out of or result from Indemnified Party’s or its Personnel’s: gross negligence or willful misconduct.

Non-Solicitation and Non-Circumvention

During the Term and for a period of 12 months thereafter, Subdistributor shall not, and shall not permit its Representatives to, directly or indirectly, in any manner make any solicitation to employ the Distributor’s Personnel without written consent of Distributor. For the purposes of this 0, a general advertisement or notice of a job listing or opening or other similar general publication of a job search or availability to fill employment positions, including on the internet, shall not be construed as a solicitation or inducement, and the hiring of any such employees or independent contractor who freely responds thereto is not a breach of this 0.

   Notwithstanding any language to the contrary, during the Term and continuing thereafter until such time as Distributor’s Confidential Information and Trade Secrets no longer constitute Confidential Information of Distributor, Subdistributor shall not, and shall not permit its Representatives to, directly or indirectly, in any manner utilize Distributor’s Confidential Information and Trade Secrets (which may include without limitation confidential pricing, the terms of Distributor’s agreements with third parties, and/or product catalogs)  for the purposes of circumventing, interfering with, or for any other purpose except solely for the benefit of and as directed by Distributor.

Limitation of Liability

NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR A PARTY’S INDEMNIFICATION OBLIGATIONS, LIABILITY FOR BREACH OF CONFIDENTIALITY OR IN THE CASE OF SUBDISTRIBUTOR BREACH OF 0, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF IP RIGHTS, IN NO EVENT SHALL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

MAXIMUM LIABILITY FOR DIRECT DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION AS SET FORTH IN THIS AGREEMENT, LIABILITY FOR BREACH OF CONFIDENTIALITY OR IN THE CASE OF SUBDISTRIBUTOR BREACH OF 0, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF IP RIGHTS, IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT

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OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EXCEED THE AGGREGATE AMOUNT PAID TO  DISTRIBUTOR BY SUBDISTRIBUTOR PURSUANT TO THIS AGREEMENT DURING THE TWELVE MONTH PERIOD PRIOR TO THE DATE THE CAUSE OF ACTION AROSE, REGARDLESS OF WHETHER DISTRIBUTOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Miscellaneous

Further Assurances. Upon either Party’s reasonable request, the other Party shall execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

Entire Agreement. This Agreement, including and together with all exhibits, schedules, attachments and appendices, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Attorney’s Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and expenses.

Survival. Where the Parties’ rights and obligations under this Agreement by their terms or by their nature extend or are contemplated to extend beyond the end of the Term, they will be deemed to survive any termination or expiration of this Agreement for as long as necessary to give full force and effect to such rights and obligations of the Parties.

Notices.  Each Party shall deliver all notices, requests, consents, claims, demands, waivers and other communications under this Agreement in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all notices by personal delivery, nationally recognized overnight courier, or certified or registered mail (in each case, return receipt requested, postage prepaid). Notwithstanding the foregoing, for the purposes of 0, 0, 0, notice given by facsimile or e-mail (with confirmation of transmission) will satisfy the requirements of this 0. Except as otherwise provided in this Agreement, a notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the notice has complied with the requirements of this 0.

If to Distributor:If to Subdistributor:

CPM Medical Consultants, LLC[__________________________]
1565 N. Central Expressway, Suite 200 [__________________________]
Richardson, TX 75080[__________________________]

Attn: Bill McLaughlin, CFOAttn: [_____________________]
E-mail: bmclaughlin@surgicalservice.comE-mail: [___________________]

With a copy to:With a copy to:

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CPM Medical Consultants, LLC[__________________________]
1565 N. Central Expressway, Suite 200 [__________________________]
Richardson, TX 75080[__________________________]

Attn: Contracts ManagerAttn: [_____________________]
E-mail: Kmcdonald@surgicalservice.comE-mail: [___________________]

Interpretation. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Amendment; Modification; Waiver. No amendment to this Agreement is effective unless it is in writing and signed by an authorized Representative of each Party. No waiver by either Party shall be effective against such Party unless expressed in writing and signed by that Party. No failure or delay by any party hereto in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default.

Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties, or otherwise.

Equitable Remedies. Subdistributor acknowledges and agrees that (a) a breach or threatened breach of any of its obligations under 0 or 0 would give rise to irreparable harm to Distributor for which monetary damages would not be an adequate remedy and (b) in the event of a breach or a threatened breach by Subdistributor of any such obligations, Distributor shall, in addition to any and all other rights and remedies that may be available to Distributor at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Subdistributor agrees that Subdistributor will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this 0.

Assignment and Subcontracting. Subdistributor may not assign or otherwise subcontract any of its rights or delegate any of its obligations or appoint any subdistributors under this Agreement without the prior written consent of Distributor. Any purported assignment or delegation or subcontracting or attempted

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granting of subdistributor rights in violation of this 0 is null and void. No permitted assignment or delegation or subcontracting relieves the assigning or delegating or subcontracting Party of any of its obligations under this Agreement. The foregoing notwithstanding, Distributor may assign any of its rights or delegate any of its obligations to any affiliate or subsidiary or to any Person acquiring all or substantially all of Distributor’s assets.

Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

No Third Party Beneficiaries. No third party shall be considered a third-party beneficiary under this Agreement, nor shall any third party have any rights as a result of this Agreement.

Choice of Law. This Agreement, including all exhibits, schedules, attachments, and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of Texas, without regard to the conflict of law provisions thereof to the extent such principles or rules would require or permit the application of the Laws of any jurisdiction other than those of the State of Texas.

Insurance. During the Term, Subdistributor shall, at its own expense, maintain and carry in full force and effect, subject to appropriate levels of self-insurance, all types and amounts of insurance required by applicable Law and all such insurance as is necessary to protect Distributor and its affiliates and their respective employees, officers and directors from and against any third party claims, including, without limitation, commercial general liability (including product liability) in a sum no less than $1,000,000 (per occurrence) and $2,000,000 (aggregate) with financially sound and reputable insurers. Upon Distributor’s request, Subdistributor shall provide Distributor with a certificate of insurance from Subdistributor’s insurer evidencing the insurance coverage specified in this Agreement. Subdistributor shall cause the certificate of insurance to name Distributor as an additional insured. Company shall provide Distributor with 30 days’ advance written notice in the event of a cancellation or material change in its insurance policy.

Access to Books and Records.  Upon the written request of the Secretary of Health and Human Services or the Comptroller General or any of their duly authorized representatives, Subdistributor and any of its affiliates providing services with a value or cost of $10,000.00 or more over a twelve (12) month period shall make available to the Secretary the contracts, books, documents and records that are necessary to verify the nature and extent of the cost of providing such services.  Such inspection shall be available up to four (4) years after the rendering of such services.  The Parties agree that any applicable attorney client, accountant client or other legal privilege shall not be deemed waived by virtue of this Agreement.

Audits.  During the Term, but no more than once annually, unless related to a breach of this Agreement, Distributor shall have the right to audit the books and records of Subdistributor in connection with Subdistributor’s obligations and performance under this Agreement.  Such audit may be conducted by Distributor and/or a third party auditor. The results of any audit shall be provided to Subdistributor in writing.  Any audit will be conducted during regular business hours at Subdistributor’s business location.

Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, including all exhibits, schedules, attachments, and appendices attached hereto and thereto, and all contemplated transactions, including contract, equity, tort, fraud, and statutory claims, in any forum other than the courts of the State of Texas sitting in Dallas County, and any appellate court from thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such action, litigation, or proceeding only in the courts of the State of Texas sitting in

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Dallas County. Each Party agrees that a final judgment in any such action, litigation, or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Waiver of Jury Trial. Each Party agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, AND attachments attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, AND attachments attached to this Agreement, or the transactions contemplated hereby. Each Party certifies and acknowledges that (a) no representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake, or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest; (d) Law; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (i) shortage of adequate power or transportation facilities.

[Signatures Next Page.]

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Exhibit 10.6

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

DISTRIBUTOR:

CPM Medical Consultants, LLC

By:
Name:
Title:

SUBDISTRIBUTOR:

[________________________]

By:
Name:
Title:

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Exhibit 10.6

SCHEDULE 1

DEFINITIONS

Capitalized terms have the meanings set forth or referred to in this Schedule 1, or in the Section in which they first appear in this Agreement.

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, whether civil, criminal, administrative, regulatory or other, and whether at law, in equity or otherwise brought against an Indemnified Person.

“Customer” means those specific surgeons and the hospitals and clinics where they conduct surgeries using the Distributor’s Product.

“Distributor’s IP Rights” means all IP Rights owned by or licensed to Distributor.

“Distributor’s Trademarks” means all Trademarks owned or licensed by Distributor.

“Excluded Customer” means Governmental Authorities, Distributor’s house accounts and other accounts listed in attached Schedule 2 (which Distributor may periodically update in its sole discretion), or a customer located outside of the Territory.

“Excluded Party” means any Person that is excluded, debarred, or otherwise ineligible to participate in any Federal Healthcare Program, and for purposes of this Agreement also includes any Person that has been convicted of a criminal offense related to the provision of health care items or services and has not been reinstated in the Federal Healthcare Programs after a period of exclusion, debarment or ineligibility.

“Federal Healthcare Program” has the meaning set forth in 42 U.S.C. §1320a-7b(f).

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“IP Rights” means all: (a) Patents; (b) Trademarks; (c) internet domain names, web addresses, web pages, websites, and URLs; (d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware; (e) Trade Secrets; and (f) all other intellectual property and industrial property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Instruments” shall mean all instruments used in connection with the Products, as identified in an applicable Product catalog or other supplier product information sheet as provided by Distributor.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority, or other requirement or rule of law of any Governmental Authority.

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

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Exhibit 10.6

“Personnel” means agents, employees, or subcontractors engaged or appointed by any Party.

“Products” means those products that are identified in an applicable Product catalog or other supplier product information sheet as provided by Distributor.

“Purchase Contract” means a contract or written arrangement entered into between the Distributor and a Customer for the sale and purchase of Product(s) in the Territory by Distributor to such Customer.

“Representatives” means a Party’s affiliates, employees, officers, directors, successors, and permitted assigns.

“Supplier” means the manufacturers and/or suppliers of the Product to Distributor.

“Trademarks” means all rights in and to United Sates and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names, and domain names, in each case whether registered or unregistered.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information, and all rights therein.

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Exhibit 10.6

SCHEDULE 2

EXCLUDED CUSTOMERS

•	Governmental Authorities
•	Distributor house accounts
•	Customers outside of the Territory

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Exhibit 10.6

SCHEDULE 3

TERRITORY

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SCHEDULE 4

PRICING

1)	Transfer pricing to be provided;
2)

During the length of this Agreement, If the Distributor provides billing services in behalf of the Sub-distributor due to the inability of the Sub-distributor to conduct business within a certain facility that the Distributor is able to, The Distributor will provide Sub-distributor with the following commission percentage(s);

 100% of Gross Profit after contracted transfer pricing deducted

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